EXHIBIT 14.
UNITED FINANCIAL BANCORP, INC.
UNITED BANK
STANDARDS OF CONDUCT POLICY - EMPLOYEES

May 2014

I.	INTRODUCTION
The continued success of United Financial Bancorp, Inc., United Bank and United Bank’s subsidiaries (hereinafter collectively referred to as the "Bank") depends in large part on the confidence and trust the public places in the Bank. Our Employees play a key role in helping preserve public trust by making sure that their behavior will serve to enhance, not diminish, that trust. We expect each Employee to monitor his/her personal conduct so as to ensure that the lawful interests of the Bank are placed above the Employee’s personal interests.

The purpose of this Standards of Conduct Policy-Employees ("Policy") is to provide general guidance to our Employees on acceptable conduct in a number of areas, including conflicts of interest, outside activities and employment, political activities, the acceptance of gifts, and the treatment of confidential information. This Policy applies to all Employees of the Bank, including Employees who are out on approved leave of absence.

This Policy is not comprehensive. It provides guidance for carrying out your responsibilities on behalf of the Bank and observing the highest standards of ethical conduct. This Policy does not address every conceivable situation that may arise, and you are responsible for exercising sound judgment, applying ethical principles and raising questions when in doubt.

For purposes of this Policy, “Employee” means all current officers and full-time and part-time employees of the Bank, and “Immediate Family” means a parent, spouse, child, brother or sister of an Employee.

II.	CONFLICTS OF INTEREST
A conflict of interest may arise when an Employee or an Employee’s Immediate Family member has a financial or other interest in any company doing business with the Bank. Each Employee must manage his/her personal and business affairs so as to avoid situations that might lead to a conflict between self-interest and duty to the Bank, its Employees, and its customers. An Employee who discovers an actual or potential conflict of interest must disclose it immediately to his/her supervisor or to a member of senior management.

Employees may not process transactions or adjustments to deposit, loan or other accounts in which they or a member of their Immediate Family has a personal financial interest.

Customer relationships between the Bank and an Employee or members of the Employee’s Immediate Family are not considered to be conflict of interest activities unless favoritism or unauthorized conduct is present.

III.	INSIDER TRADING
Investments are an area in which a conflict of interest can very easily develop. As an Employee, you may, from time to time, have access to material, nonpublic information concerning the Bank, its customers or suppliers, or other companies. Under the Bank's Insider Trading Policy, an Employee may not purchase or sell securities of the Bank or any other company when the Employee is aware of any material nonpublic information about that company, no matter how the Employee learned of the information. This prohibition extends to "tipping" or otherwise providing material, non-public information to others who might make an investment decision on the basis of this information.

For purposes of this section, Employees should consider information “material” if a reasonable investor would consider it important in deciding whether to buy, sell or hold a company’s securities (in other words, if the information is reasonably likely to have an effect on the price of the securities, whether such effect is positive or negative). Employees should consider information “nonpublic” if it is not generally available to the public or investment community.

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IV.	OUTSIDE ACTIVITIES AND EMPLOYMENT

A.	Outside Financial Interests/Activities/Employment

Employees may not have an outside financial interest or activity (employment, consulting or volunteer) that will:

1)	materially encroach on the time or attention which should be devoted to banking duties;

2)	adversely affect the quality of work performed;

3)	compete with the Bank’s activities;

4)
involve any use of the Bank’s equipment, supplies or facilities (except as approved by the CEO, or an Officer designated by the CEO or, in the case of such interest or activity by the CEO, approved by the Chairman);

5)	infer sponsorship or support by the Bank (except as approved by the CEO, or an Officer designated by the CEO, or, in the case of such interest or activity by the CEO, approved by the Chairman); or

6)	potentially have an adverse affect on the good name of the Bank.

B.	Outside Officer/Directorships

Before an Employee accepts a position as officer or director of a business, corporation, or a partnership in a for-profit or not for profit organization, he/she must inform the CEO, or an Officer designated by the CEO and obtain his permission or, in the case of the CEO, inform and obtain the permission of the Chairman.

C.     Fees for Speaking or Writing Engagements

Employees are encouraged to make business speeches and write articles that will reflect favorably on them and the Bank. Permission for such engagements during normal banking hours should be obtained by the Employee ahead of time from the Employee’s supervisor. Written materials should be submitted for prior review by the Employee’s supervisor.

If written articles and speeches are Bank-related, no fee should be accepted. If not Bank-related, a written article or speech shall be considered as outside employment and must, therefore, meet the requirements listed in the Outside Financial Interests/Activities/Employment section of this Policy.

V.	POLITICAL ACTIVITIES
Employees are encouraged to keep themselves well informed concerning political issues and candidates, and to take an active interest in all such matters. In all cases, Employees participating in political activities do so as individuals and not as representatives of the Bank. To avoid any interpretation of Bank sponsorship or endorsement, an Employee should not use Bank stationery in mailed material or fund collections, nor should the Bank be identified in any advertisement or literature. Any Employee who wishes to run for an elective political office or to accept an appointment to a state or local government office should discuss the matter in advance with the Bank CEO, or an Officer designated by the CEO or, in the case of the CEO, with the Chairman, in order to make certain that the duties of the office and the time away from the job will not conflict with the Bank’s expectations relative to the Employee’s performance.

It is illegal for an individual representing the Bank to make a gift, in cash or in kind, of the Bank’s resources to any public office holder or person running for office.

Employees may not make donations of Bank funds or services to elected officials or candidates for office for the purpose of financing their election or running their political offices. The Bank is currently considered a “state contractor” under Connecticut campaign financing law. The financing law covers situations involving existing state contracts and situations in which the Bank has an outstanding response submitted in connection with a potential new state contract. For example, the Bank currently has a state contract with the Connecticut Development Authority regarding its loan programs. From time to time, there may be other state contracts. As a consequence, “principals” of the Bank are restricted on the types of campaign contributions they can make. Principals include the Directors of the Bank and the following employees: (1) the CEO and the President; (2) the Treasurer; (3) all Executive Vice Presidents; and (4) Officers with managerial or discretionary responsibility for a state contract. If you believe you may be such a person, please check with the Executive Vice President of Human Capital. Accordingly, such persons, AND THEIR SPOUSES AND DEPENDENT CHILDREN, are prohibited from making contributions to:

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(i)an exploratory committee or candidate committee established by a candidate for nomination or election to the office of Governor, Lieutenant Governor, Attorney General, State Comptroller, Secretary of the State or State Treasurer;
(ii)a political committee authorized to make contributions or expenditures to or for the benefit of such candidates; or
(iii)a party committee (state central or town committee).

Otherwise, nothing in this Policy shall in any way interfere with, or preclude, an individual from donating funds within legal bounds to a political party or candidate. However, such donations shall not be reimbursable in any manner by the Bank.

VI.	GIFTS AND FEES FROM CUSTOMERS AND SUPPLIERS
The acceptance of gifts from customers or suppliers of the Bank may give rise to serious questions of business ethics and, at certain levels, is illegal. The following activities by Employees are, therefore, prohibited: (a) soliciting for themselves or a third party (other than the Bank itself) anything of value from anyone in return for any business, service or confidential information of the Bank; and (b) accepting anything of value (other than bona fide salary, wages and fees from the Bank) from anyone in connection with the business of the Bank, either before or after a transaction is discussed or consummated. This applies with respect to Bank customers and suppliers of products or services to the Bank, such as attorneys, real estate agents and insurance agents. No gifts of cash in any amount are acceptable. Gifts to Employees or members of their Immediate Family of securities, real property, or legacies under wills or trust instruments of customers must be disclosed to the CEO, or an Officer designated by the CEO or in the case of any such gift to the CEO, the CEO, or an Officer designated by the CEO shall make such disclosure to the Chairman as soon as practicable.

The Bank realizes, however, and the law allows that a “reasonable” standard of conduct permits an Employee to receive the normal amenities that facilitate the discussion of bona fide Bank business, such as business meals, entertainment activities, or special occasion gifts, but does not allow the receipt of benefits that serve no demonstrable business purpose. Acceptance is also permissible where it is based on family or personal relationships existing independent of Bank business, where the benefit is available to the general public under the same conditions on which it is available to the Employee, or where the benefit would be paid by the Bank as a reasonable business expense if not paid for by another party.

Other circumstances where the acceptance of amenities by an Employee may be permissible include: (a) Acceptance of loans from other banks or financial institutions on customary terms to finance proper and usual activities of Employees, such as home mortgage loans, except where prohibited by law; (b) Acceptance of advertising or promotional material of reasonable value, such as pens, pencils, note pads, key chains, calendars and similar items; (c) Acceptance of discounts or rebates on merchandise or services that do not exceed those available to other customers; or (d) Acceptance of civic, charitable, educational, or religious organization awards for recognition of service and accomplishment.

Any gift of tangible goods of more than $100.00 in value must be reported to and approved by the CEO, or an Officer designated by the CEO or, in the case of any such gift to the CEO, reported to and approved by the Chairman. If acceptance of the gift is not approved in writing, the gift must be returned or gifted to a charity of the Bank’s choice with a letter explaining Bank policy, with a copy filed with the Bank’s Executive Vice President of Human Capital. Any gifts of more than $500 that are intangible in nature, such as meals, entertainment, accommodations, travel arrangements, and the like, must be reported and approved by the CEO, or an Officer designated by the CEO. Employees should use discretion in accepting such intangible gifts, which must be of reasonable value and provide an opportunity for facilitating bona fide business discussions or relationships. Any situation raising questions as to whether it is appropriate to accept an intangible gift should be discussed in advance with the Employee's supervisor.

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VII.	BORROWING FROM CUSTOMERS
Employees may not borrow from customers or suppliers of the Bank, other than recognized lending institutions.

VIII.	CONFIDENTIAL INFORMATION
It is extremely important to the Bank that our Employees keep confidential certain information that they have access to in the course of their employment with the Bank, both during the time they are Employees and afterwards. Employees must comply with the following rules:

1.
Confidential information of the Bank, its customers and suppliers acquired by an Employee through his/her employment with the Bank is to be used solely for Bank purposes. Such information may not be communicated to persons outside the Bank, or even to others in the Bank who do not need to know such information to discharge their official duties.

2.	The discussion of confidential Employee information obtained by another Employee in the performance of Bank related activities is improper, except as it relates to the performance of Bank duties.

3.	Financial information regarding the Bank shall not be released unless it has been published in reports to the public or otherwise made generally available to the public.

4.
An Employee may be served with process from a court that requires the Employee to disclose confidential information concerning the Bank, its customers or suppliers, or another Employee. If this occurs, the Employee must immediately notify his/her supervisor, who shall arrange to seek the advice of legal counsel through the Bank and advise the Employee as to what action to take.

5.
Any questions regarding whether particular information is confidential or the disclosure of confidential information should be reviewed with the Employee’s supervisor, the Bank’s Vice President, Information Security or the Bank’s Vice President, Compliance Officer.

6.	Employees who use the Bank’s computers and facsimile machines are responsible for adhering to all policies, standards, and procedures to ensure that all data and business information are secure.

7.
The Bank's E-Mail system and Internet access are business property and are not to be used in a manner that violates this Policy. The Bank reserves the right to enter, search and monitor the E-Mail or computer files of any Employee, without advance notice, for business purposes, including, without limitation, to investigate theft, misappropriation of funds, disclosure of confidential business or proprietary information, personal abuse of the system, or for monitoring work flow or productivity.

8.
The privacy and confidentiality of customer information is of critical importance to the Bank. Significant restrictions are placed on the Bank's use of customer information by the Gramm-Leach-Bliley Act. Employees must adhere to the privacy policy of the Bank as it may exist from time to time.

IX.	PROTECTION AND PROPER USE OF BANK ASSETS
Employees should protect the Bank's assets and ensure that they are used efficiently for legitimate business purposes. Theft, carelessness, and waste have a direct impact on the Bank's profitability.

X.	PUBLIC COMPANY DISCLOSURES
As a public company, it is of critical importance to ensure that all public disclosures are complete, timely and accurate and that they are provided in a manner that is fair and understandable. Employees are expected to take this responsibility seriously and use their best efforts to ensure that information that is compiled or maintained is accurate and complete, and that the Bank's internal and financial control processes are complied with.

XI.	ACCOUNTING COMPLAINTS ("WHISTLEBLOWER POLICY")
Introduction
United Financial Bancorp, Inc., and its wholly-owned subsidiary (collectively, the “Company”) are committed to preventing adverse employment action of any kind against employees of the Company who lawfully report information about (i) fraudulent activities within the Company (including wire fraud, mail fraud and bank fraud), (ii) violations of the Sarbanes-Oxley Act of 2002 pertaining to fraud against stockholders of the Company, (iii) questionable accounting, internal accounting controls or auditing matters of the Company, and (iv) conduct that violates the Company’s Standards of Conduct, or that causes reports and other public disclosures by the Company that are not full, fair and accurate. To advance this commitment, the Company has adopted a Whistleblower Protection Policy, maintained and approved by the Audit Committee. This Policy can be found on Ultipro and the Bank’s Intranet.

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XII.	SENIOR FINANCIAL OFFICER STANDARDS OF CONDUCT
United Financial Bancorp, Inc, (hereinafter referred to as the "Company"), is committed to the highest standards of professional and ethical conduct. The purpose of this Standards of Conduct Policy- Senior Financial Officers ("Policy") is to promote honest and ethical behavior, proper disclosure of financial information in the Company's periodic reports, and compliance with applicable laws, rules and regulations by the Company's senior officers who have financial responsibility. This Policy applies to the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer ("Senior Financial Officers") of the Company and is intended to supplement the Standards of Conduct Policy - Employees ("Employee Policy") which is applicable to all employees generally.

Conduct
In performing his or her duties, each Senior Financial Officer will:

1.	Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2.	Avoid conflicts of interest and disclose any material transaction or relationship that reasonably could be expected to give rise to such a conflict, as required by the Employee Policy;

3.
Take all reasonable measures to protect the confidentiality of material non-public information about the Company and its affiliates and their customers obtained or created in connection with the activities of the Senior Financial Officers, and prevent the unauthorized disclosure of such information unless required by applicable law or regulation, or legal or regulatory process;

4.
Promote full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company and United Bank file with, or submit to, the Securities and Exchange Commission, their federal and state bank regulatory agencies, and in other public communications;

5.	Comply and take all reasonable steps to cause others to comply with applicable laws and governmental rules and regulations; and

6.	Promptly report violation of this Policy through the Company's Whistleblower Policy described in the Standards of Conduct Policy-Employees.

Senior Financial Officers are prohibited from directly or indirectly taking any action to coerce, manipulate, mislead or fraudulently influence the independent public auditors of the Company or its affiliates for the purpose of rendering the Company's or its affiliates' financial statements misleading.
Amendments and Waivers of the Policy
This Policy shall be publicly available and may be amended or modified only by the Board of Directors.

Waivers of the provisions of this Policy are subject to special rules and may be made only with the approval of the Board of Directors. Any such waiver will be publicly disclosed in accordance with applicable law, regulations and NASDAQ listing requirements.

Compliance and Accountability
Senior Financial Officers will be held accountable for adherence to this Policy. The Audit Committee will assess compliance with this Policy, report material violations to the Board of Directors and make recommendations to the Board as to the appropriate action.

Each Senior Financial Officer is required to complete an Annual Statement of Acknowledgement regarding the Policy. This statement will be filed with the Corporate Secretary. Any questions regarding this Policy may be discussed with the Chairman of the Audit Committee.

XIII.	REPORTING OF ILLEGAL OR UNETHICAL BEHAVIOR
Violations, or suspected violations of this Policy should be reported to the Executive Vice President of Human Capital (unless the subject matter involves such Executive Vice President, in which case the report should be made directly to the Chairman of the Audit Committee) who will conduct a confidential investigation and report her findings to the Audit Committee. Disciplinary action will be taken, where appropriate.

The Bank will not permit retaliation of any kind by or on behalf of the Bank and its employees, officers and directors against good faith reports or complaints of violations of this Policy or other illegal or unethical conduct.

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XIV.	AMENDMENTS AND WAIVERS OF THE POLICY
This Policy shall be publicly available and may be amended or modified by the Board of Directors and, with respect to the "Whistleblower Policy", only by the Audit Committee.

Waivers of the provisions of this Policy for employees below the Executive Vice President level may be made only with the written approval of both the CEO, or an Officer designated by the CEO and Executive Vice President of Human Capital and will be reported to the Audit Committee.

Waivers involving executive officers and senior financial officers are subject to special rules and may be made only with the approval of the Board of Directors. Any such waiver will be publicly disclosed in accordance with applicable law, regulations and NASDAQ listing requirements.

XV.	EMPLOYMENT DISCLAIMER

THIS POLICY DOES NOT AND IS NOT INTENDED TO CREATE EITHER AN EXPRESS OR IMPLIED CONTRACT OF EMPLOYMENT OR WARRANTY OF BENEFITS BETWEEN THE BANK AND ANY OR ALL OF ITS EMPLOYEES. EMPLOYMENT WITH THE BANK IS ON AT "AT WILL" BASIS. THIS MEANS THAT EACH EMPLOYEE'S EMPLOYMENT MAY BE TERMINATED WITH OR WITHOUT CAUSE, AND WITH OR WITHOUT NOTICE, AT ANY TIME, AT THE OPTION OF EITHER THE EMPLOYEE OR THE BANK.

XVI.	CONCLUSION
Each Employee is expected to read and understand the contents of this Policy and to review it regularly in order to be alert to situations that could create a violation or a conflict of interest. Each Employee is expected to comply with this Policy in its present form and as it may be revised in the future. Any questions regarding this Policy may be discussed with the Executive Vice President of Human Capital. Disclosures of exceptions to the Policy to Senior Management should be recorded in writing and placed on file. Employees are also expected to become familiar and comply with other policies of the Bank as they are adopted from time to time, whether referenced in this Policy or not.

Each Employee is required to complete a Statement of Acknowledgement regarding this Policy, and may be required from time to time in the future to complete a new Statement of Acknowledgement. The Statement(s) of Acknowledgement will be filed in each Employee’s personnel file or retain in an electronic format.

Violation of this Policy may result in discipline, including but not limited to, a written warning, demotion or salary reduction, suspension with or without pay or dismissal for cause, depending on the seriousness of the violation.

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UNITED FINANCIAL BANCORP, INC.
UNITED BANK
STANDARDS OF CONDUCT POLICY - EMPLOYEES

STATEMENT OF ACKNOWLEDGEMENT

I,______________________________, AN EMPLOYEE OF UNITED BANK AND/OR ITS PARENT, UNITED FINANCIAL BANCORP, INC. OR SUBSIDIARIES, HAVE REVIEWED AND UNDERSTAND THE STANDARDS OF CONDUCT POLICY - EMPLOYEES (INCLUDING THE EMPLOYMENT DISCLAIMER DESCRIBED IN SECTION XV.) AND HAVE COMPLIED, AND UNDERSTAND THAT I AM EXPECTED TO COMPLY WITH IT IN THE FUTURE.

IN ADDITION, I UNDERSTAND THAT IT IS MY RESPONSIBILITY TO DISCLOSE CONFLICTS OF INTEREST TO MY SUPERVISOR OR A MEMBER OF SENIOR MANAGEMENT. BY CHECKING THE APPROPRIATE STATEMENT BELOW, I ACKNOWLEDGE THAT I HAVE NO CONFLICTS OF INTEREST TO DISCLOSE AT THIS TIME; OR I HAVE ACTUAL OR POTENTIAL CONFLICTS OF INTEREST AND HAVE LISTED THEM BELOW.

______    I HAVE NO CONFLICTS OF INTEREST TO DISCLOSE

______	I HAVE THE FOLLOWING ACTUAL OR POTENTIAL CONFLICTS OF INTEREST TO

DISCLOSE:

DATE	SIGNATURE

NAME, PLEASE PRINT

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UNITED FINANCIAL BANCORP, INC.
STANDARDS OF CONDUCT POLICY - SENIOR FINANCIAL OFFICERS
STATEMENT OF ACKNOWLEDGEMENT

I,______________________________, A SENIOR FINANCIAL OFFICER OF UNITED FINANCIAL BANCORP, INC., HAVE REVIEWED AND UNDERSTAND THE STANDARDS OF CONDUCT POLICY-SENIOR FINANCIAL OFFICERS (INCLUDING THE EMPLOYMENT DISCLAIMER DESCRIBED IN SECTION XV.) AND HAVE COMPLIED, AND UNDERSTAND THAT I AM EXPECTED TO COMPLY WITH IT IN THE FUTURE.

DATE	SIGNATURE

NAME, PLEASE PRINT

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